Exhibit 21

Invitel Holdings A/S Subsidiaries

Austria

Invitel International AG

Bulgaria

Invitel International Bulgaria EOOD

Czech Republic

Invitel International s.r.o.

Hungary

Invitel Hungary Holdings Kft.

Invitel International Hungary Kft.

Invitel Távközlési Zrt.

Invitel Technocom Kft.

Invitel Telecom Kft.

Italy

Invitel International Italia S.R.L.

The Netherlands

HTCC Holdco I B.V.

HTCC Holdco II B.V.

Invitel International Holdings B.V.

Magyar Telecom B.V.

The Netherlands Antilles

Matel Holdings N.V.

Romania

Euroweb Romania S.A.

Serbia

Invitel Telecom d.o.o. Beograd

Slovakia

Invitel International SK, s.r.o.

Slovenia

Invitel Telekommunikacije d.o.o.

Turkey

MTCTR Memorex Telekomunikasyon Sanayyi ve Ticaret Limited Sirketi

Ukraine

Memorex Telex Communications UA Ltd.